EXHIBIT 99.1

T-REX Acquisition Corp.

151 N. Nob Hill Road Suite 402

Plantation, Florida 33324

(954)960-7100

March 7, 2025

Re: Warrant Redemption

Dear Shareholder:

We hope this letter finds you well. We have been extremely busy over the past few years honing our model to combine our business activities, including proprietary crypto currency mining, co-location support, mining container fabrication, and sales.

In an effort to minimize the Company’s outstanding warrants that are potentially dilutive to our capital structure, (from approximately 11.5 million to less than 3 million) we are offering existing warrant holders of record the opportunity to voluntarily convert their current warrant positions into a reduced number of fully paid shares without the need to remit the cash component normally required to exercise. This initiative is intended to streamline our capitalization structure. The forgoing transactions will be conducted pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Attached, please find your customized offer, which outlines the redemption terms specific to the warrants you currently hold. Participation in this exchange is voluntary, and we encourage you to carefully review the terms before making a decision.

We are making this conversion available for a period of twenty (20) calendar days from the date hereof. Should you wish to take advantage of this one-time offer, please execute the attached conversion agreement/warrant retirement agreement and return it to us at: info@t-rexminingsolutions.com. Upon receipt, we will issue the corresponding number of shares and retire your warrants.

This letter is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any such offer will be made solely through appropriate legal documentation. Forward-looking statements in this letter, including those related to our business model and warrant exchange, involve risks and uncertainties. Actual results may differ due to various factors, including market conditions and regulatory considerations. We recommend that you consult with your financial and legal advisors before making any investment decisions.

Should you have any questions regarding this offer or require any other corporate information, please feel free to contact me directly at 954-960-7100 or review our corporate filings on the www.sec.gov website.

Sincerely,

Frank Horkey

President

www.t-rexminingsolutions.com